Exhibit 99.1

Polymer Group, Inc.
9335 Harris Corners Parkway
Suite 300
Charlotte, NC 28269
www.polymergroupinc.com
704-697-5100

PGI Reports Second Quarter 2010 Results

For Immediate Release

Tuesday, August 17, 2010

Charlotte, N.C. — Polymer Group, Inc. (PGI) (OTC Bulletin Board: POLGA/POLGB) reported results of operations for the second quarter ended July 3, 2010.

Highlights included:

•                        Top Line Results Reflect Strong Trends

•          Net sales were $289.7 million compared with sales from continuing operations of $206.0 million in the second quarter of 2009 and net sales of $279.4 million for the first quarter of 2010, reflecting strong gains in volume in Europe, Asia and Latin America, a better-than-expected contribution from Spain, higher selling prices due to the pass-through of higher raw material costs and increased sales of higher grade medical products in Asia.

•                        Profitability Improved Sequentially and Year-over-Year

•          Gross profit improved to $53.3 million from $42.6 million in the prior-year period and $48.3 million in the first quarter of 2010.

•          Raw material costs peaked in April 2010 in North America and declined in May, June and July 2010, resulting in some positive impact at the end of the second quarter and setting the stage for increased profitability in the third quarter of 2010.

•          Adjusted EBITDA increased to $32.4 million compared with $30.6 million in the prior-year period and $27.8 million in the first quarter of 2010.  Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income below.

•                        Investing in Growth

•          Contributions from the company’s December 2009 acquisition of a nonwovens business in Spain were evident once again in the significant year-over-year improvement in volumes and profitability in the second quarter of 2010 as well as sequential improvement in the business from the first quarter.

•          In June 2010, the company initiated construction at its facility in Waynesboro, Virginia for installation of its new state-of-the-art, custom-designed spunmelt machine. Representing a total investment of approximately $65 million, the new capacity is expected to come online in the second half of 2011. The expansion complements new proprietary high barrier spunmelt capacity being constructed at the company’s facility in Suzhou, China, which remains on track to be online in mid-2011.

-MORE-

PGI’s chief executive officer, Veronica (Ronee) M. Hagen, stated, “The strong volume trends throughout all of our regions reflect improving demand in the consumer, industrial and medical markets as well as higher yields from production efficiencies in Europe and Asia. We demonstrated strong cash flow generation and Adjusted EBITDA growth as well as sequential quarter reduction in net debt. We also continued to execute well on our growth initiatives with new spunmelt capacity now under construction in both Asia and the U.S. and significant improvement in PGI Spain operations.”

SECOND QUARTER RESULTS

Net sales for the second quarter of 2010 were $289.7 million compared with $206.0 million for the second quarter ended July 4, 2009 and $279.4 million in the first quarter of 2010.  The year-over-year increase was due primarily to additional volume in the company’s Nonwovens segment from the acquisition of the Spanish business and increased sales volumes in Latin America and Asia, partially offset by a decline in the U.S. related to product volume sold from carded technologies and the associated consolidation initiatives in that business. Oriented Polymers volumes improved from the depressed levels experienced a year ago. Net sales also benefitted from a higher price/mix, primarily due to price increases resulting from the higher raw material costs in the first four months of 2010. The foreign currency translation negatively impacted sales by approximately $1.4 million compared with 2009.

Gross profit increased to $53.3 million for the second quarter of 2010 compared with $42.6 million for the second quarter of 2009 and $48.3 million for the first quarter of 2010.  A portion of the year-over-year improvement was the result of a full quarter of contribution from the acquisition in Spain compared with no contribution in the second quarter of 2009; while the sequential improvement was the result of further efficiencies gain in the business in Spain.  Gross profit in the second quarter of 2009 benefitted from the significant drop in raw material costs experienced in the fourth quarter of 2008 and into the second quarter of 2009 without a corresponding drop in sales prices due to the lag between the change in raw material costs and the change in sales price.  As raw material prices increased in the second half of 2009 and into the first half of 2010, the company did not experience the same benefit for the second quarter of 2010.  These changes offset improvements in the base business associated with improvements in mix and pricing effectiveness.  Raw material costs were $35.1 million higher in the second quarter of 2010 compared with 2009, partially offset by increases in sales/mix of $34.2 million related to the pass-through of higher raw material costs. Manufacturing costs were higher in the second quarter of 2010 compared with the prior year, due in part to certain inefficiencies caused by the relocation, reinstallation and startup associated with the consolidation of the company’s North Little Rock, Arkansas plant into its facility in Benson, North Carolina.

Operating income for the second quarter of 2010 was $13.1 million compared with $13.9 million in the second quarter of 2009 and $10.0 million in the first quarter of 2010.  Selling, general and administrative (SG&A) expenses for the second quarter of 2010 were higher than the prior-year period by $9.7 million.  The year-over-year increase was due primarily to the incremental SG&A expenses from the addition of the Spanish business and volume-related expenses such as distribution and selling and marketing costs, along with higher compensation costs associated with the company’s annual incentive plan, and other spending associated with investments in capabilities to enable the company to better address future market needs and execute on it strategic plan. During the second quarter, the company also recognized approximately $1.7 million of expense to establish a liability associated with sales-related taxes in certain of its foreign jurisdictions.  Similar taxes amounted to $0.1 million in the second quarter of 2009.  The company does not expect to recognize the same magnitude of expense on an on-going basis as was recorded in the second quarter.

PGI reported net income attributable to PGI for the second quarter of $1.6 million, compared with net income of $6.2 million in the second quarter of 2009, including $2.0 million of income from discontinued operations, and a net loss attributable to PGI of $2.2 million in the first quarter of 2010.

SIX MONTH RESULTS

Net sales for the six months ended July 3, 2010, were $569.1 million compared with $416.1 million for the six months ended July 4, 2009.  The increase was due primarily to additional volume in the company’s Nonwovens segment from the acquisition of the Spain business and increased sales volumes in all regions except for the U.S., which had lower volumes from consolidation initiatives in the carded business. Oriented Polymers segment volumes for building, packaging, agriculture and apparel products increased as demand in the industrial market is showing recovery from the depressed levels experienced a year ago. Net sales also benefitted from a higher price/mix due to price increases resulting from the higher raw material costs in the second quarter of 2010. Foreign currency translation rates resulted in increased sales of approximately $2.1 million during the first half of 2010 compared with 2009.

Gross profit for the six months ended July 3, 2010, was $101.6 million compared with $92.1 million for the six months ended July 4, 2009.  The improvement was primarily the result of two quarters of contribution from the acquisition in Spain compared with no contribution in the first half of 2009.  Gross profit in the first half of 2009 benefitted from the significant drop in raw material costs experienced in the fourth quarter of 2008 and into the first half of 2009 without a corresponding drop in sales prices due to the lag between the change in raw material costs and the change in sales price.  As raw material prices increased in the second half of 2009 and into the first half of 2010, the company did not experience the same benefit for the first half of 2010. Raw material costs were $59.3 million higher in the first half of 2010 compared with 2009, partially offset by increases in price/mix of $47.9 million related to the pass-through of higher raw material costs and higher volumes of medical products in Asia. Manufacturing costs were higher in the first half of 2010 compared with the prior year, which reflected the inefficiencies caused by the relocation, reinstallation and startup associated with the consolidation of the company’s North Little Rock, Arkansas plant into its facility in Benson, North Carolina.

Operating income for the six months ended July 3, 2010, was $23.1 million compared with $33.8 million in the six months ended July 4, 2009.  Selling, general and administrative (SG&A) expenses for the first six months were $68.7 million compared with $52.5 million in the prior-year period.  The year-over-year increase was due primarily to the incremental SG&A expenses from the addition of the Spanish business, other volume-related expenses, such as distribution and selling and marketing costs, and the $2.3 million of incentive compensation expense recognized in the first quarter of 2010. Also included in operating income were special charges of $9.4 million, consisting of $6.5 million for severance and other shutdown costs related to the company’s U.S. consolidation initiatives and $0.5 million for similar activities in Europe and Latin America, $0.7 million related to the write-down of property in Neunkirchen, Germany, and $1.7 million of other costs, primarily related to professional fees associated with evaluating various strategic alternatives to unlock shareholder value.

PGI reported a net loss attributable to PGI for the six months ended July 3, 2010, of $0.7 million compared with net income of $15.8 million in the six months ended July 4, 2009, including $3.9 million of income from discontinued operations.

FINANCIAL METRICS

The company continued to reduce its net debt (defined as total debt less cash balances) during the quarter.  Net debt as of July 3, 2010 was $42.6 million lower than the second quarter of 2009 at $275.7 million and was $10.9 million lower than the first quarter of 2010.  Capital expenditures for the quarter were $5.0 million, bringing the company to a total of $9.7 million for the first six months of 2010 and in line with expected capital expenditures of approximately $50 million to $55 million for all of 2010. Operating working capital, defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities, was $55.5 million and represented 4.8% of annual sales compared with $68.9 million and 8.4% of annual sales for the second quarter of 2009 and $62.4 million and 5.6% of annual sales for the first quarter of 2010.  Both the restated first quarter and the second quarter working capital balances were lower due to the reclassification of $24.2 million and $24.5 million, respectively, of the PHC tax liability to current liabilities from long-term at year end due to the company’s expectation that it will seek a ruling to bring resolution to the issue.

ADJUSTED EBITDA

Adjusted EBITDA for the second quarter of 2010 increased to $32.4 million compared with $27.8 million in the first quarter of 2010 and $30.6 million in the second quarter of 2009. Adjusted EBITDA was higher compared with the prior year and previous quarter as a result of the benefit from the acquisition of the Spanish business, along with volume gains generated from new capacity expansions, which were somewhat offset by the significant increase in raw material costs in the second quarter of 2010, costs associated with the transition of carded business in the U.S., and higher SG&A costs.  Adjusted EBITDA for the six month period was $60.3 million compared with $68.4 million for the prior year period.  The lower levels of Adjusted EBITDA were due primarily to the impact of the positive raw material environment that existed in the first quarter of 2009 along with increased costs and the effects of the North American plant consolidation process.

NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the company’s financial performance that is different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable Securities and Exchange Commission rules.  A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or

(2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the company’s credit agreement, Adjusted EBITDA equals net income (loss) before income and franchise tax expense (benefit), interest expense, net, depreciation and amortization, minority interests net of cash distributions, write-off of loan acquisition costs, non-cash compensation, foreign currency gain and losses, net, and special charges, net of unusual or non-recurring gains. The company presents Adjusted EBITDA, as defined in its credit agreement, as the measurement used as a basis for determining compliance with several covenants thereunder.  It is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans.  In addition, the company considers Adjusted EBITDA an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

Included in this release is a reconciliation of net income to Adjusted EBITDA, which illustrates the differences in these measures of operating performance.

AMENDMENT OF HISTORICAL FINANCIAL RESULTS

In July 2010, the company announced it had determined that a tax liability associated with uncertain tax positions should have been recorded in reported results of operations for each quarterly and annual reporting period from the first quarter of 2007 to the first quarter of 2010 in accordance with the provisions set forth in Financial Accounting Standards Board Accounting Standards Codification (ASC) 740 — Income Taxes.

The Internal Revenue Code of 1986, as amended (IRC), contains highly specialized provisions relating to circumstances under which a company may be designated as a “personal holding company” (PHC). After evaluation of the relevant IRC sections pertaining to the company’s intercompany loans and intellectual property agreements, and ownership information received from its majority stockholders, the company has determined it may have met certain requirements outlined in Section 542 of the IRC and earned income that may be classified as undistributed PHC income as defined in Section 545 of the IRC. If the company is a PHC, undistributed PHC income is subject to tax under IRC Section 541 in addition to the regular tax liability for the company.  The company subsequently restated its financial statements for fiscal years 2007, 2008 and 2009 by filing with the Securities and Exchange Commission an amended Annual Report on Form 10-K/A for fiscal year 2009 and an amended Quarterly Report on Form 10-Q/A for the quarter ended April 3, 2010.

The company has evaluated various tax settlement positions associated with the issue and recorded an aggregate tax liability of $24.5 million. Despite the contingent liability being recognized in the financial statements, the company believes the PHC rules were not intended to apply to its situation and is seeking a ruling from the Internal Revenue Service (the “IRS”).  However, the company cannot be certain of the outcome of discussions with the IRS, and the amount of any taxes, interest or penalties that may be required to be paid, until a determination or ruling is received.  Regardless of the outcome of discussions with the IRS regarding past periods, the company expects to take steps to fully mitigate any on-going exposure for future periods.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 14 manufacturing and converting facilities in 9 countries throughout the world.

EARNINGS CONFERENCE CALL

PGI will conduct an investor conference call, including presentation slides, starting at 10:00 a.m. EDT on Wednesday, August 18, 2010.  A live webcast of the conference call and presentation material can be accessed by visiting PGI’s investor relations website at www.polymergroupinc.com. Participants inside the U.S. and Canada can access the call by dialing 800.261.3417 (pass code: 34590293). Callers dialing from outside the U.S. and Canada can access the call by dialing 617.614.3673 (pass code: 34590293).  Shortly after the conclusion of the conference call, a webcast replay will be made available at www.polymergroupinc.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: the outcome of settlement discussions with the Internal Revenue Service regarding the final amount of the potential tax liabilities and associated payments discussed herein; uncertainty regarding the effect or outcome of the Company’s decision to explore strategic alternatives; general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; inability to meet existing debt covenants or obtain necessary waivers; achievement of objectives for strategic acquisitions and dispositions; inability to achieve successful or timely start-up on new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations, including climate change-related legislation and regulation. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman

Chief Financial Officer

(704) 697-5186

normand@pginw.com

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Three Months Ended July 3, 2010,

Three Months Ended April 3, 2010 and

Three Months Ended July 4, 2009

(In Thousands, Except Per Share Data)

		Three Months	Three Months
	Three Months	Ended	Ended
	Ended	April 3,	July 4,
	July 3,	2010	2009
	2010	As Restated	As Restated

Net sales	$289,747	$279,370	$206,040

Cost of goods sold	236,471	231,033	163,406

Gross profit	53,276	48,337	42,634

Selling, general and administrative expenses	35,206	33,520	25,507

Acquisition and integration expenses	156	1,524	—
Special charges, net	5,115	4,242	5,882
Other operating (income), net	(311)	(917)	(2,623)

Operating income	13,110	9,968	13,868

Other expense (income):
Interest expense, net	8,044	8,655	6,659
Other loss, net	390	488	2,112

Income before income taxes	4,676	825	5,097

Income tax expense	2,913	2,982	1,927

Net income (loss)	$1,763	$(2,157)	$3,170

Income from discontinued operations	$—	$—	$1,966

Net income (loss)	$1,763	$(2,157)	$5,136

Net (income) loss attributable to noncontrolling interests	(205)	(88)	1,099
Net income (loss) attributable to Polymer Group, Inc.	$1,558	$(2,245)	$6,235

Average common shares outstanding - Basic	20,877	20,517	19,695

Earnings (loss) per common share attributable to Polymer Group, Inc.:
Basic
Continuing operations	$0.07	$(0.11)	$0.21
Discontinued operations	—	—	0.10
Basic	$0.07	$(0.11)	$0.31

Diluted	$0.07	$(0.11)	$0.31

-END-

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Six Months Ended July 3, 2010 and

Six Months Ended July 4, 2009

(In Thousands, Except Per Share Data)

		Six Months
	Six Months	Ended
	Ended	July 4,
	July 3,	2009
	2010	As Restated

Net sales	$569,117	$416,050

Cost of goods sold	467,504	323,930

Gross profit	101,613	92,120

Selling, general and administrative expenses	68,726	52,489

Acquisition and integration expenses	1,680	—
Special charges, net	9,357	8,773
Other operating (income), net	(1,228)	(2,975)

Operating income	23,078	33,833

Other expense (income):
Interest expense, net	16,699	14,098
Gain on reacquisition of debt	—	(2,431)
Other loss, net	878	3,577

Income before income taxes	5,501	18,589

Income tax expense	5,895	9,462

Net income (loss)	$(394)	$9,127

Income from discontinued operations	$—	$3,907

Net income (loss)	$(394)	$13,034

Net (income) loss attributable to noncontrolling interests	(293)	2,762
Net income (loss) attributable to Polymer Group, Inc.	$(687)	$15,796

Average common shares outstanding - Basic	20,695	19,695

Earnings (loss) per common share attributable to Polymer Group, Inc.:
Basic
Continuing operations	$(0.03)	$0.60
Discontinued operations	—	0.20
Basic	$(0.03)	$0.80

Diluted	$(0.03)	$0.80

POLYMER GROUP, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(In Thousands)

		January 2,
	July 3,	2010
	2010	As Restated

ASSETS

Current assets:
Cash and cash equivalents	$62,749	$59,521
Accounts receivable, net	144,173	127,976
Inventories	109,086	106,820
Other	39,372	37,994
Total current assets	355,380	332,311

Property, plant and equipment, net	311,306	330,415
Intangibles and loan acquisition costs, net	8,079	9,006
Other assets	33,086	29,806
Total assets	$707,851	$701,538

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$197,719	$148,042
Current portion of long-term debt and short-term borrowings	22,494	20,611
Other	4,883	3,940
Total current liabilities	225,096	172,593

Long-term debt	316,001	322,021
Other noncurrent liabilities	53,999	82,705
Total liabilities	595,096	577,319

Total PGI shareholders’ equity	104,356	116,181
Noncontrolling interests	8,399	8,038
Total equity	112,755	124,219
Total liabilities and equity	$707,851	$701,538

POLYMER GROUP, INC.

Selected Financial Data (Unaudited)

(In Thousands)

		Three Months	Three Months
	Three Months	Ended	Ended
	Ended	April 3,	July 4,
	July 3,	2010	2009
	2010	As Restated	As Restated
Selected Financial Data
Depreciation and amortization expense included in operating income	$11,258	$11,706	$12,034

Noncash compensation costs included in operating income	$1,467	$1,255	$1,382

Amortization of loan acquisition costs	$222	$215	$273

Capital expenditures	$4,956	$4,713	$11,521

Special charges, net
Asset Impairment charges	$709	$—	$1,593
Restructuring and plant realignment costs	2,766	4,217	4,204
Other	1,640	25	85
	$5,115	$4,242	$5,882

Other operating (income) loss, net including Foreign Currency (Gain) Loss
United States	$(38)	$(226)	$(336)
Canada	(216)	208	38
Europe	(214)	(2)	(380)
Asia	102	8	27
Latin America	55	(905)	(1,972)
	$(311)	$(917)	$(2,623)

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net income (loss) attributable to Polymer Group Inc. for the periods presented:

Net income (loss) attributable to Polymer Group, Inc.	$1,558	$(2,245)	$6,235
Income & franchise tax expense (benefit)	3,074	3,159	2,022
Interest expense, net	8,044	8,655	6,659
Depreciation and amortization expense included in operating income	11,258	11,706	12,034
Minority interests, net of tax & cash disbursements	205	88	(1,099)
Non-cash compensation	1,467	1,255	1,382
Foreign currency (gain) loss, net	412	(511)	(467)
Unrealized gains with respect to hedging agreements	(406)	—
Special charges, net	5,115	4,242	5,882
Less income from discontinued operations	—	—	(1,966)
Unusual or non-recurring charges, net	1,711	1,492	(106)

Adjusted EBITDA	$32,438	$27,841	$30,576

		Six Months
	Six Months	Ended
	Ended	July 4,
	July 3,	2009
	2010	As Restated
Selected Financial Data
Depreciation and amortization expense included in operating income	$22,964	$23,841

Noncash compensation costs included in operating income	$2,722	$1,805

Amortization of loan acquisition costs	$437	$608

Capital expenditures	$9,669	$14,960

Special charges, net
Asset Impairment charges	$709	$3,193
Restructuring and plant realignment costs	6,983	5,488
Other	1,665	92
	$9,357	$8,773

Other operating (income) loss, net including Foreign Currency (Gain) Loss
United States	$(171)	$(752)
Canada	(8)	150
Europe	(309)	(661)
Asia	110	38
Latin America	(850)	(1,750)
	$(1,228)	$(2,975)

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net income for the periods presented:

Net income (loss) attributable to Polymer Group, Inc.	$(687)	$15,796
Income & franchise tax expense (benefit)	6,233	9,828
Interest expense, net	16,699	14,098
Depreciation and amortization expense included in operating income	22,964	23,841
Minority interests, net of tax & cash disbursements	293	(2,762)
Non-cash compensation	2,722	1,805
Foreign currency (gain) loss, net	(99)	925
Unrealized gains with respect to hedging agreements	(406)	—
Special charges, net	9,357	8,773
Less income from discontinued operations	—	(3,907)
Unusual or non-recurring charges (gains), net	3,203	34

Adjusted EBITDA	$60,279	$68,431